FIRST AMENDMENT TO AGREEMENT OF SALE AND ESCROW AGREEMENT

     THIS FIRST AMENDMENT TO AGREEMENT OF SALE AND ESCROW AGREEMENT (this "Amendment") is made and entered into on this 2 day of July, 1997, by and among ARBORLAND ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership ("Seller"), FREMONT ARBORLAND, LLC, a Connecticut limited liability company ("Purchaser") and NEAR NORTH NATIONAL TITLE INSURANCE CORPORATION (the "Escrow Agent");

                                  WITNESSETH:

     WHEREAS, Seller and Purchaser are parties to that certain Agreement of Sale, dated as of June 17, 1997, (the "Agreement"), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Property (as defined in the Agreement) legally described and depicted on Exhibit A attached to the Agreement;

     WHEREAS, Seller, Purchaser and Escrow Agent are parties to that certain Escrow Agreement, dated as of June 26, 1997, (the "Escrow Agreement"); and

     WHEREAS, Seller and Purchaser desire to amend the Agreement and the Escrow Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. All terms not otherwise defined herein hall have the meanings ascribed to each in the Agreement and Escrow Agreement.

2. The Purchase Price is hereby amended to Seven Million and No/100 Dollars ($7,000,000.00).

3. Purchaser shall receive a credit at Closing in the amount of Seven Hundred Thousand and No/100 Dollars ($700,000.00) for work relating to asbestos and underground storage tank removal.

4. Seller has contracted with EMG to conduct a Phase II environmental site assessment of the Property (the "New Phase II") to define and delineate the nature, extent (vertical and horizonial) and distribution (in soil and groundwater) of any contamination and chemical contaminants in and from the vicinity of the former dry cleaner facility the current dry cleaner and the former underground storage tanks and piping and at the Property and any related condition or contamination. Seller agrees that the New Phase II will be conducted in accordance with any applicable rules and all standards and guidelines of the Michigan Department of Environmental Quality ("MDEO") for investigation of such matters such that the New Phase II would meet MDEO standards and quidelines for such definition and delineation of contamination in connection with use of the New Phase II and the information contained therein in a Type C Baseline Environmental Assessment ("BEA") for the benefit of Purchaser. The New Phase II will be certified to Purchaser and its mortgage
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lender.  Seller agrees to provide EMG's scope of work for the New Phase II to
Purchaser for comment. If the parties do not agree upon the scope of work prior to the end of the business day Monday, July 14, 1997, the Agreement of Sale shall be terminated and Purchaser's deposit shall be refunded. EMG shall notify Purchaser's consultant of test dates and permit Purchaser's consultant to monitor the testing procedures. The New Phase II will specify an estimate of the costs associated with curing any problems it reveals. Seller agrees that the estimate will be based on clean-up and other remedial activities including but not limited to removal and off-site disposal of materials and installation of engineered fill material, necessary to achieve MDEO generic commercial clean-up criteria as well as, if more stringent, MDEO's generic groundwater contact criteria, utility worker groundwater direct contact risk-based screening levels and indoor air quality criteria and restoration of the Property. The estimate will also include the cost of a post remediaiton closure report. This number, subject to the reasonable approval of an environmental consultant designated by the Purchaser, multiplied by 110% shall equal the "Environmental Escrow Sum." In the event that the Purchaser's consultant and the Seller's consultant are unable to agree upon an appropriate sum, then they shall each (in good faith) submit an estimate, the mathematical average of which shall be multiplied by 110% to arrive at the Environmental Escrow Sum. If the Environmental Escrow Sum exceeds $600,000.00 then either Purchaser or Seller may elect to terminate this Agreement; provided, however, that if Purchaser elects to terminate under the terms of this paragraph, then Seller shall have the right to approve the Environmental Escrow Sum, notwithstanding the fact that it is in excess of $600,000.00, and the parties shall then proceed to Closing. The Environmental Escrow Sum shall be held out of Closing and deposited into escrow subject to specific instructions to be mutually agreed upon by Seller and Purchaser, if, and when, necessary (the "Environmental Escrow Instructions"). The Environmental Escrow Instructions shall include the following concepts: a) the New Phase II does not reveal contamination at the Property above the generic residential criteria of the MDEO and Purchaser's consultant reasonably agrees that the New Phase II was performed in accordance with the requirements of this Amendment, then the Environmental Escrow Sum shall be immediately released to the Seller; and b) if the issues raised by the New Phase II can be remediated to the MDEO criteria and screening levels identified above and the Property restored, then Purchaser shall cause such work to be performed and paid for out of the Environmental Escrow Sum.

5. The Closing Date for the transaction shall be twenty-one (21) days following the determination of the Environmental Escrow Sum.

6. The terms of that certain Memorandum From Edward F. Kickham To Jon Brandon dated June 26, 1997 (attached hereto as Exhibit A) are hereby incorporated by reference.

7. Except as amended hereby, the Agreement shall be and remain unchanged and in full force and effect in accordance with its terms.

8. This Amendment may be executed in counterparts each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. To facilitate the execution of this Amendment, Seller and Purchaser may execute and exchange by telephone facsimile counterparts of the signature pages, with each facsimile being deemed an "Original" for all purposes.

                          [EXECUTION PAGE FOLLOWS]
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     IN WITNESS WHEREOF,  the parties hereto have caused this instrument to be duly executed the day and year first above written.


                         PURCHASER:

                         FREMONT ARBORLAND, LLC, a Connecticut
                         limited liability company

                         By:   /s/ Jonathan M. Keller
                              -------------------------------------------
                         Name:     Jonathan M. Keller
                              -------------------------------------------
                         Its:      Member
                              -------------------------------------------


                         SELLER:

                         ARBORLAND ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership

                         By: Labroc III Limited Partnership, an Illinois limited partnership, a general partner

                              By:  Balcor Equity Partners-III, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a partner

                                   By:   /s/ John K. Powell, Jr.
                                        ------------------------------------
                                   Name:     John K. Powell, Jr.
                                        ------------------------------------
                                   Its:      Senior Vice President
                                        ------------------------------------
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                         By:  Balcor Equity Pension Investors-III A Real
                              Estate Limited Partnership, a general partner

                              By:  Balcor Equity Partners-III, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a partner

                                   By:   /s/ John K. Powell, Jr.
                                        ------------------------------------
                                   Name:     John K. Powell, Jr.
                                        ------------------------------------
                                   Its:      Senior Vice President
                                        ------------------------------------


ESCROW AGENT:

NEAR NORTH NATIONAL TITLE INSURANCE CORPORATION

By:
     -------------------------------
Its:       Authorized Agent
     -------------------------------
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                                   EXHIBIT A

                                  MEMORANDUM


TO:       Jon Brandon

FROM:     Edward F. Kickham

RE:       Arborland

DATE:     June 26, 1997

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     The following is a summary of the title and survey matters which remain.
I suggest that this memorandum be included by reference in the amendment to this purchase and sale agreement. They are matters which must be satisfied as a condition of closing. I realize some of this is redundant to the existing purchase agreement.

     1.   The survey will be certified to Purchaser and its mortgage lender.

     2. The survey will bear a legal description set out in text in addition to the legal that now follows the contours of the drawing.

     3. "Standard Exceptions" will be deleted and the Seller will furnish the customary affidavit.

     4. The tenant list will be updated. The Seller will furnish an affidavit to the title company listing the tenants of record who are no longer in the Shopping Center.

     5. The Detroit Edison easement (Item 4 of Schedule B-2) Liber 450, page 134 will be located on the survey. The location will not substantially impair the right to use the Shopping Center as it is now used.

     6. The highway easement (Item 9) will be located in the survey, Liber 966, page 79. The location will not substanially impair the right to use the Shopping Center as it is now used.

     7. The Bridgestone/Firestone right of first refusal will be waived at least as to the present transaction.

     8. Items 18. 19 and 20 (notice of commenoement and mechanics liens) will be deleted.

     9. Water bills will be paid or prorated based on statements to be obtained prior to closing.
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     10.  At the west of the Property are a water main, a storm sewer and a sanitary sewer which enter not from a public road right of way but across other private property. Purchaser will obtain evidence that these are there pursuant to valid easements for the benefit of the Property or held by municipal authorities.

     11. A bus stop shelter is shown on the survey. Purchaser will receive a certificaiton from Seller that the shelter is or is not there pursuant to an unrecorded agreement. If there is an agreement, it will be furnished to Purchaser and it will be terminable at will or upon short notice.
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